Exhibit 10.3

***CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED AS [****]. A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
SUBSTRATE PRODUCT SUPPLY AGREEMENT
This Product Supply Agreement (“Agreement”) is between Seagate Technology International (“Seagate”), Komag USA Malaysia Sdn. (“Komag Malaysia”) and Komag, Incorporated (“Komag” and collectively “Supplier”). The individuals signing this Agreement represent that they are authorized to sign on behalf of their companies.
Seagate Technology International

Signature:	▶/s/ David A. Wickersham

Print Name:	David A. Wickersham

Title:	President and Chief Operating Officer

Date:	February 23, 2007

Address for Notices	Attn: Corporate Contracts
to Seagate:	Mailstop SV15A2
c/o Seagate Technology LLC
920 Disc Drive
Scotts Valley, CA 95066
USA

Phone No.:	831-439-7646

Fax No.	831-438-7132

Effective Date:	January 1, 2007

Expiration Date:	December 31, 2008

Agreement No.:	53663
Komag USA Malaysia Sdn.

Signature:	▶/s/ Oung Kheng Huat

Print Name:	Oung Kheng Huat

Title:	Vice President & Managing Director

Date:	February 23, 2007

Address for Notices	Attn: Vice President & Managing Director
to Supplier:	Komag USA Malaysia Sdn.
Bayan Lepas Free Industrial Zone
Phase III
11900 Penang
Malaysia

Phone No.:	(604) 6439-449

Fax No.	(604) 8506-125
Komag, Incorporated

Signature:	▶/s/ Tim Harris

Print Name:	Tim Harris

Title:	Chief Executive Officer

Date:	February 23, 2007

Address for Notices	Komag, Incorporated
to Supplier:	1710 Automation Parkway
San Jose, CA 95131
Attn: Chief Financial Officer

Phone No.:	(408) 576-2000

Fax No.	(408) 944-9234

     The parties agree as follows:
     1. PRODUCT ORDERS
          1.1. Product and Price List. Exhibit A provides a list of products (“Products”) that Seagate may purchase from Supplier and the prices that Supplier will charge. Seagate and Supplier may update the price list from time to time by agreement to reflect changes to the Products or prices.
          1.2. Orders. Seagate will order Product by either issuing a pull signal or by submitting purchase orders.
          1.3. Order Acceptance. All orders placed under this Agreement, will be deemed accepted by Supplier unless Supplier notifies Seagate in writing to the contrary within [****] business days after receiving the order.
          1.4. This Agreement Controls. If the terms of this Agreement contradict the terms of any purchase order or order acknowledgment, the terms of this Agreement will take precedence. No boilerplate terms in either party’s order-tracking documents will apply.
          1.5. Affiliated Purchasers. Seagate’s affiliates that control, are controlled by, or are under common control with Seagate may purchase Products under this Agreement directly from Supplier at the same prices and on the same terms set forth in this Agreement.
          1.6. Contract Manufacturers. Seagate’s contract manufacturers may purchase Products under this Agreement directly from Supplier at the same prices and on the same terms as set forth in this Agreement, so long as the contract manufacturer purchases the Products to incorporate into Seagate products and Supplier will bill the contract manufacturer directly, subject to such contract manufacturers meeting Supplier’s standard credit review criteria.
          1.7. Right to Incorporate and Resell. Seagate may incorporate the Products into Seagate products and may resell the Products in any market Seagate elects. The right to resell the Product is specifically limited to Seagate products, which are defined as any products made by or for Seagate. Seagate may not resell the Supplier Products that are not incorporated into Seagate products on a standalone basis.
     2. PRICING
          2.1. [****].
          2.2. Cost Reductions. Supplier will work with Seagate to reduce the costs and expenses to make and deliver the Products to Seagate. [****]
          2.3. Audit. Seagate may have a third party bound by an appropriate nondisclosure agreement audit Supplier’s records, on reasonable notice not more than [****] and during regular business hours, to confirm that Supplier is in compliance with this section. Seagate will give Supplier reasonable notice before any audit, and will bear the cost of the audit. If the audit discloses that Supplier has not complied with this section, Supplier will immediately refund Seagate the difference in the amount it should have charged Seagate and Supplier will also reimburse Seagate for the cost of the audit.
     3. SHIPMENT AND DELIVERY
          3.1. Incoterms. Unless specified otherwise on Exhibit A, Supplier will ship all Products to Seagate “DDU DESTINATION.”

     (a) The term DDU means Delivered Duty Unpaid, as defined in International Chamber of Commerce, Incoterms 2000. Supplier will pay the costs and bear the risk of loss to deliver the Products to Seagate’s destination. Supplier will pay the costs and bear the risk of loss for any warehousing before delivery to the destination.
     (b) Seagate’s destination will always be the incoming dock at Seagate’s factory unless shipped to Thailand in which the final destination is the designated warehouse, regardless of whether the Products are shipped through an intermediary cross-dock facility, or stored in a “just-in-time” warehouse or vendor managed inventory before delivery to the incoming dock at Seagate’s factory.
          3.2. Supplier Managed Inventory. Supplier will establish a supplier managed inventory stocking location system at a Seagate-designated location on Seagate’s premises (“SMI Location”) where Supplier will maintain an inventory of its Products. Supplier will be responsible for the costs and risk of loss for its Products at the SMI Location. Supplier shall maintain [****] of inventory, or other mutually acceptable stocking level of inventory, at the SMI Location. Supplier will replenish the SMI Location to the minimum stocking levels as Seagate pulls Products. After receiving Seagate’s notice to pull Product, Supplier will have Products shipped from the SMI Location to Seagate.
          3.3. Import and Export Formalities. If Products will be exported or imported before arriving at Seagate’s final ship-to destination, Supplier will be the exporter of record and will be responsible for performing all export formalities; Seagate will be the importer of record and will be responsible for performing all import formalities. Unless otherwise agreed in writing between the parties, Supplier will use Seagate’s freight forwarders and will coordinate transportation with Seagate to minimize or eliminate import and export taxes, duties and freight charges. Any shipping delay expenses will be the shipping party’s responsibility. For imports to the United States, Supplier will provide the customs clearance documentation specified in Exhibit B.
          3.4. On-Time Delivery. If Supplier does not deliver any Product on the delivery date specified by Seagate or fails to maintain the minimum inventory level in the SMI Location set forth above, then Seagate may purchase substitute product and charge Supplier any additional cost incurred, including the difference between a higher price charged for the substitute product and the price Seagate would have paid to Supplier for the Product..
          3.5. Packaging and Marking. Supplier will mark the Products for shipment as designated by Seagate and pursuant to Seagate’s marking specification. Supplier will package the Products for shipment in accordance with standard commercial practices acceptable to common carriers at the lowest shipping rate available.
          3.6. Electronic Delivery. The parties may exchange electronic documents in lieu of printed purchase orders, order acknowledgements, forecasts and similar documents. Consistent with Section 17.9 below, each party will establish the necessary operating systems to support electronic data interchange, which may include EDI, Web-DI, FTP or XML as mutually agreed, in standard formats. Each party will be responsible for its respective costs incurred in sending and receiving electronic transmissions.
          3.7. Product Acceptance. Products purchased under this Agreement will be subject to inspection and test by Seagate or its designees at such times and places as agreed between the parties. Unless otherwise specified in any order, final inspection and acceptance of Products by Seagate will be at Seagate’s facilities.
     4. INVOICING AND PAYMENT
          4.1. Invoices and Payment Terms. Supplier may invoice Seagate with each delivery, Payment will be due [****] from the date Seagate pulls the Product from the SMI Location. Seagate’s local finance department may designate specific days of the month as deadlines for submitting invoices. If Supplier submits its invoices after the deadline, then the invoice will not be deemed received by Seagate until the next invoice deadline.
          4.2. Right to Offset. If at any time Seagate has any credits owing from Supplier, Seagate may offset the credits against any payments due to Supplier.
     5. PRODUCT SPECIFICATIONS AND CHANGES
          5.1. Product Specifications. Supplier will comply with the Product descriptions and specifications referenced in Exhibit C and any other agreed upon specifications, standard operating procedures, or processes furnished or adopted by Seagate, and Products will be in full compliance with Supplier’s corresponding samples furnished to and approved by Seagate (collectively the “Specifications”).
          5.2. Specification Changes. Supplier may not change the form, fit, or function of any Product, or its manufacturing process or manufacturing location without Seagate’s prior written approval. Seagate may change the Specifications at any time. Supplier will use its best efforts to comply with the changes. The parties will discuss in good faith any impact of Seagate’s proposed Specifications changes on Supplier’s costs and applicable pricing.
          5.3. Product Information. Supplier will provide the following information regarding the Products to Seagate upon request:
     (a) a bill of materials that includes all material used in manufacturing or assembly processes, and the related costs;
     (b) a list of component and process sub-suppliers;
     (c) a complete diagram flow chart for all Products with lead-time identified for key process steps; and
     (d) a description of the manufacturing process and a list of the equipment used in the manufacturing process.
          5.4. Seagate Property. Supplier will return to Seagate any tools, drawings, or other materials provided by Seagate at the termination of this Agreement or upon Seagate’s request.
     6. FORECASTS, CAPACITY PLANNING, AND FLEXIBILITY
          6.1. Forecasts. Seagate will provide forecasts to Supplier from time to time as agreed between the parties. Seagate’s forecasts are not binding on Seagate.
          6.2. Capacity Planning. Supplier will provide a written notice to Seagate within [****] working days after receiving Seagate’s forecasts, regarding whether it can meet Seagate’s forecasts. Supplier will notify Seagate immediately if it is unable to meet any forecast. Supplier will procure and maintain all necessary equipment, personnel, facilities, and other materials required to manufacture Products according to the Specifications in volumes sufficient to meet Seagate’s forecasts, up to the mutually-agreed volumes as specified by this Agreement.
          6.3. End-of-Life Capacity. Supplier will give Seagate at least [****] notice before it stops accepting orders for any Product. During the [****] notice period, Seagate may continue to place orders for the discontinued Product. Seagate may schedule deliveries of the discontinued Product for up to [****] after the last date that Supplier will accept orders. If, at the time of Product discontinuance, Supplier is Seagate’s sole-source of the discontinued Product, Supplier will continue to manufacture and deliver the discontinued Product to Seagate until Seagate has qualified a new source for the discontinued Product. Seagate will inform Supplier if

Seagate intends to use Supplier as a sole source for a Product, which shall require Supplier’s consent in Supplier’s sole discretion.
          6.4. [****]
          6.5. Downside Flexibility. Seagate may reschedule any delivery up to [****] beyond the original delivery date. Seagate may cancel any purchase order, in whole or in part, without any liability owed to Supplier, as follows:
     (a) [****]. If Product is customized for Seagate, then the parties will negotiate cancellation charges in good faith based upon reasonable lead times and offsets using: (a) Seagate’s Forecast related to Product mix, (b) reasonable component work-in-process, (c) reasonable component lead time, (d) the level of component customization.
     (b) [****].
     7.  PRODUCT WARRANTY
          7.1. Warranty Period. The warranty period for the Products will be [****] from the date of delivery to Seagate unless a different warranty period is specified in Exhibit A. The Products will be free from defects in material, workmanship, and design for the warranty period identified in the Product Warranty section of this Agreement, and will conform to the Specifications (collectively “Quality Standards”). The warranty for the replaced or repaired Product will be the same as the original Product.
          7.2. Warranties Terms. During the warranty period Supplier warrants the following:
     (a) The Products will fully comply with the Specifications;
     (b) The Products will fully comply with Seagate’s Product Stewardship Requirements;
     (c) The Products will be free from defects in material, workmanship and design;
     (d) The Products will meet the Quality Standards set forth in Exhibit D;
     (e) The Products will be of merchantable quality; and
     (f) The Products will be fit for the use intended by Seagate.
          7.3. Additional Warranties.
     (a) Supplier represents and warrants to Seagate as follows:
     (1) Supplier is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized, (ii) Supplier has the right, power and authority to enter into and perform its obligations under this Agreement, and (iii) Supplier owns or has acquired and shall maintain all necessary rights, power, and authority to provide Product contemplated herein.
     (2) The execution and delivery of this Agreement and the performance hereunder by Supplier does not and will not violate, conflict with or constitute a breach of or default under or require any consent pursuant to any law, rule or regulation presently applicable to it, its articles of incorporation, bylaws or other governing instruments, any order, decree, judgment or award of any court, regulatory body or other tribunal, or any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound.

     (3) There is no threatened (to Supplier’s knowledge) or pending litigation relating to the Product and there is no actual or threatened (to Supplier’s knowledge) claim against Supplier alleging the violation, infringement, or misappropriation of any third party’s rights relating to the Product.
     (b) Seagate represents and warrants to Supplier as follows:
     (1) Seagate is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized, and (ii) Seagate has the right, power and authority to enter into and perform its obligations under this Agreement.
     (2) The execution and delivery of this Agreement and the performance hereunder by Seagate does not and will not violate, conflict with or constitute a breach of or default under or require any consent pursuant to any law, rule or regulation presently applicable to it, its articles of incorporation, bylaws or other governing instruments, any order, decree, judgment or award of any court, regulatory body or other tribunal, or any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound.
          7.4. Warranty Remedies. If the Products do not meet the warranties, at Seagate’s option, Seagate may elect one or more of the following remedies to be performed at Supplier’s expense:
     (a) Seagate may require Supplier to repair or replace Product;
     (b) Seagate may return Product to Supplier at Supplier’s expense for a full refund;
     (c) Seagate may correct the non-compliance and charge Supplier for the cost to make the correction; and
     (d) Seagate may engage third parties to provide substitute products and charge Supplier for the costs of obtaining the substitute products from the third parties, including the difference between any higher price paid for the substitute products and the price Seagate would have paid to Supplier for the Products.
          7.5. Remedies Nonexclusive. The remedies listed above are in addition to any other remedies available to Seagate in law or equity.
     8. RELIANCE ON SUPPLIER
          8.1. Advice Regarding Intended Use. Seagate will rely on Supplier’s expertise and advice in the selection and use of Supplier’s Product. Supplier will assign personnel to work with Seagate who are reasonably qualified to advise Seagate in the selection and use of Supplier’s Product. Supplier must request relevant information from Seagate regarding Seagate’s selection and use of Product, and must notify Seagate if it believes that there are potential problems in Seagate’s selection and use of Product.
          8.2. Return of Product. If a Product does not function properly in the manner in which it is used by Seagate, and if Seagate provided sufficient information to Supplier regarding Seagate’s intended use for the Product such that Supplier should have known that the Product would not function properly, then Seagate may return the Product to Supplier as non-conforming.

          8.3. Limits on Reliance. Supplier will have no obligation to accept return of non-conforming Products under this Reliance on Supplier section, if Seagate does not disclose sufficient information about its intended use of Products, or if Supplier warns Seagate in writing of a potential problem with Seagate’s intended use of Products and Seagate disregards Supplier’s warnings.
     9. ONGOING QUALITY AND RELIABILITY
          9.1. Quality Standards. Supplier will comply with the Quality Standards set forth in Exhibit D.
     10. CONTINUITY OF SUPPLY
          10.1. Allocation of Resources. [****].
          10.2. Advisory Personnel. If Supplier is unable to provide the Products in the quantity and quality actually ordered by Seagate to the extent of the committed capacity, Supplier will allow Seagate to send advisory personnel to Supplier’s facility to review the manufacturing and delivery of the Products. [****].
          10.3. March-In Rights. If Supplier is the sole source or exclusive source for Product in accordance with Section 6.3, with reasonable advance notice, Seagate may enter into and use Supplier’s facility to perform inspections, testing, physical inventory counts, and other activities directed at assisting Supplier to restore continuity of supply. Supplier will cooperate with Seagate and provide available space and facilities for Seagate’s activities. Seagate will pay the actual operational expenses to use Supplier’s resources.
          10.4. Manufacturing Rights. If Supplier is the sole source or exclusive source for Product in accordance with Section 6.3, and Seagate is unable, through exercise of its advisory personnel rights and march-in rights as described in sections entitled “Advisory Personnel” and “March-In Rights” above, to secure a continuity of supply of Products in the actual quantity and quality ordered by Seagate, then Supplier will cooperate with Seagate in effecting the orderly transfer of the manufacture and supply of Products to a facility operated by Seagate or a third party designated by Seagate. Supplier grants to Seagate the royalty-bearing right to manufacture the Products and to have the Products manufactured by third parties, including the rights to make, have made, use, import, offer for sale, sell, use, reproduce, distribute, and make derivative works of Products for the purposes of securing a continuity of supply of Products in the actually quantity and quality ordered by Seagate.
     11. CONFIDENTIALITY
          11.1. Marking Confidential Information. During this Agreement, each party may learn confidential business or technical information related to the disclosing party (“Confidential Information”). In order to be protected under this Agreement, any Confidential Information must be clearly marked as “confidential,” “secret” or with a similar legend. No party will have any responsibility under this Agreement for any information that is not so marked at the time of disclosure. Any oral or visual disclosures must be designated as confidential at the time of the disclosure and confirmed as confidential in a written notice delivered within 20 days after the disclosure, describing the oral or visual information disclosed and stating that the information is confidential.
          11.2. Nondisclosure. Each party will protect the Confidential Information of the other party against unauthorized disclosure using the same degree of care, but no less than a reasonable care as it uses to protect its own information of a similar kind. The Confidential Information may be disclosed to employees, affiliates, or consultants of the recipient who have entered into nondisclosure agreements with the recipient. Supplier may only use Seagate’s Confidential Information for the benefit of Seagate.
          11.3. Confidentiality Period. The duty to protect Confidential Information expires [****] after expiration of this Agreement.

          11.4. Exclusions. The obligations of confidentiality do not apply to information that (a) is generally known to the public or otherwise in the public domain other than through breach of confidentiality; (b) the other party can show was known to the recipient before receipt from the disclosing party; (c) is disclosed by a third party without breach of any obligation of confidentiality; (d) is independently developed by the recipient; or (e) is required to be disclosed by a court, administrative agency, or other governmental body, or by operation of law.
          11.5. Return of Information. Upon expiration or termination of this Agreement, each party will return or destroy the Confidential Information of the other upon written request.
          11.6. Other Nondisclosure Agreements. The parties may enter into other nondisclosure agreements governing specific disclosures. To the extent that the terms governing a specific disclosure are more restrictive than the terms of this Agreement, the more restrictive terms will control regarding the specific disclosure.
          11.7. Publicity. Neither party may disclose the existence or terms of this Agreement to any third party without the prior written consent of the other except as required by law or as necessary to comply with other obligations stated in this Agreement. Neither party may issue any press releases related to this Agreement without the written consent of the other party.
     12. INDEMNIFICATION AND DEFENSE
          12.1. General Indemnification. Supplier will defend and indemnify Seagate and Seagate’s affiliates, directors, employees and contractors (collectively, “Indemnitees”) against any claim or action and all resulting losses, damages and expenses (including reasonable attorneys’ fees and the expenses of other professionals) (“collectively, “Claims”) brought by a third party against an Indemnitee arising from an allegation of Supplier’s negligence or willful misconduct, or breach of this Agreement.
          12.2. Infringement Indemnification. Supplier will defend and indemnify each Indemnitee against all Claims arising out of, resulting from or related to any allegation that Product provided by Supplier infringes or misappropriates any patent, copyright, trademark, trade secret, trade name, trade dress, mask work or other intellectual property or proprietary right (collectively “IP Rights”) of a third party. If Seagate or any if its subsidiaries or affiliates is prevented or, in Seagate’s opinion is likely to be prevented from using Product by reason of any such Claim, then Supplier will, at its sole expense, use its best efforts to (a) obtain all rights required to permit the use of such Product by Seagate, its subsidiaries and affiliates; or (b) modify or replace the Product to make it non-infringing, provided that the replacement of such Product is satisfactory to Seagate. If Supplier is unable to achieve either option above within 30 days after issuance of an injunction or notice from Seagate, then either party may immediately terminate this Agreement and upon termination, Supplier will promptly refund Seagate the price originally paid by Seagate and all shipping, storage and all related costs for all affected Product that is returned or destroyed. The foregoing is Seagate’s sole remedy for a breach of the warranty in Section 7.3(a)(3) or any Claim of infringement or misappropriation of any intellectual property right.
          12.3. Notification and Defense Obligations. Seagate will promptly notify Supplier of any Claim for which it seeks indemnity under the terms of this Agreement, provided, however, that Seagate’s failure to give prompt notice will not relieve Supplier of its indemnity obligation except to the extent that the Supplier shows that such failure actually prejudiced the Supplier. Seagate will permit Supplier to control, in a manner not adverse to the Indemnitees, the defense and settlement of any such Claim using counsel reasonably acceptable to Indemnitees. Indemnitees may employ counsel at their own expense with respect to any such Claim, provided that if counsel is employed due to a conflict of interest or because Supplier does not assume control of the defense, then Supplier will bear such expense. Indemnitees will give reasonable assistance and cooperation to Supplier in the defense of the Claim. Supplier will not admit liability or enter into any settlement that adversely affects Indemnitees’ rights or interests without their prior written approval.

     13. LIMITATION OF LIABILITY
          13.1. Limitation of Type of Liability. Seagate will not be liable to Supplier, and Supplier will not be liable to Seagate, for any consequential, incidental, indirect, special, economic, or punitive damages, or any lost profits or lost revenues, even if it has been advised of the possibility of such damages.
          13.2. Limitation of Amount of Liability. except for liability arising from willful or reckless misconduct, breach of confidentiality, or misuse of intellectual property, Seagate will not be liable to Supplier, and Supplier will not be liable to Seagate, regardless of the basis of liability or the form of action, [****].
     14. TERM AND TERMINATION
          14.1. Effective Date and Expiration Date. This Agreement is effective from the Effective Date through the Expiration Date shown on the first page.
          14.2. Renewal. After the Expiration Date, this Agreement will automatically renew for successive one year terms unless either party notifies the other party that they will not renew the Agreement at the end of the then-current term.
          14.3. Termination for Convenience . Either party may terminate this Agreement for any reason by providing [****] prior written notice to the other.
          14.4. Termination for Cause. Either party may terminate this Agreement (a) immediately upon written notice if (i) the other party breaches a material obligation of this Agreement that by its nature is incurable; (ii) a receiver is appointed for the other party or its property; (iii) the other party makes an assignment for benefit of its creditors; (iv) proceedings are commenced by or for the other party under any bankruptcy, insolvency, or debtor’s relief law, or (v) the other party liquidates or dissolves its business or attempts to do so, or (b) upon written notice if the other party breaches a material obligation of this Agreement and does not cure such breach within thirty (30) days after delivery of written notice of such breach
          14.5. Effect of Termination or Expiration. Upon termination or expiration of this Agreement, its provisions will continue to apply to all undelivered orders that were accepted by Supplier while the Agreement was in force.
     15. DISPUTE RESOLUTION
          15.1. Good-Faith Negotiation. The parties will attempt to resolve any dispute relating to this Agreement through good-faith informal negotiation.
          15.2. Mediation. If the parties are unable to resolve the dispute through good faith informal negotiation, they will participate in mediation before an agreed mediator from Judicial Arbitration and Mediation Services (“JAMS”). Either party may initiate mediation by providing a written request for mediation to the other party and to JAMS. The request must describe the dispute and the relief requested. The mediation will be scheduled within ten business days after the request. The mediation will take place at a JAMS facility in California. The parties will cooperate with JAMS and with one another in selecting a mediator from a JAMS panel of neutrals, and in scheduling the mediation proceedings. The parties will participate in the mediation in good faith. The parties will bear their own expenses in mediation, but will share all fees to JAMS equally.
          15.3. Arbitration. If the parties are unable to resolve the dispute through mediation, they will submit the dispute to final, binding arbitration under JAMS International Arbitration Rules (www.jamsadr.com/rules/international_arbitration_rules.asp) (“JAMS Rules”). Either party may initiate arbitration by providing a written request for arbitration to the other party and to the JAMS. The arbitration will be held in Santa Clara County, California, USA. The arbitrator will be selected in accordance with the JAMS

Rules and must have expertise in the subject matter of the dispute. The arbitrator may award specific performance, injunctions, or other equitable relief. Judgment upon any arbitration award may be entered in any court with jurisdiction over either party. If either party fails to appear at any properly noticed arbitration proceeding, an award may be entered against the absent party. The parties will bear their own expenses in arbitration, but will share all fees to JAMS equally.
          15.4. Equitable Relief. Either party may seek equitable relief to enforce the rights granted in this Agreement to obtain a temporary restraining order or other provisional remedy to preserve the status quo or prevent irreparable harm. The rights granted in this section 15.4 are critical to Seagate’s business and Seagate’s ability to service its customers; and the loss of these rights cannot be adequately compensated or measured in monetary damages. Accordingly, the rights granted under this section are the proper subject of an order of specific performance, mandatory injunction, or other appropriate preliminary or permanent equitable relief.
          15.5. Survival and Attorney’s Fees. This Dispute Resolution section will survive the Agreement’s termination or expiration. This Dispute Resolution section may be enforced by any court of competent jurisdiction, and a party seeking enforcement will be entitled to an award of all costs, fees and expenses, including attorney’s fees, to be paid by the party against whom enforcement is ordered.
     16. INSURANCE
          16.1. General Insurance Requirements. at its own expense, at all times during the term of this Agreement and as otherwise provided below, provide and maintain in effect those insurance policies and minimum limits of coverage as designated below, and any other insurance required by law, regulations or orders in any state or country where this Agreement is to be performed, with companies licensed to do business in the state or country in which the Agreement is to be performed, with an A.M. Best’s Insurance Rating of [****] or better, and that will comply with each of the requirements below. These minimum insurance requirements must not be interpreted in any way to limit Supplier’s liability under this Agreement, including but not limited to Supplier’s defense and indemnity obligations.
          16.2. Workers’ Compensation and Employer’s Liability Insurance. If Supplier has employees or acquires employees during the term of this Agreement, then Supplier must maintain Workers’ Compensation insurance as required by statute, law or regulation of the nation, state, territory or province having jurisdiction over such employees, and Employer’s Liability insurance with limits not less than [****].
          16.3. Commercial General Liability Insurance. Supplier must maintain Commercial General Liability insurance on an occurrence, not claims-made, basis, with limits of not less than [****] per occurrence and [****] in the annual aggregate. Such limits may be provided either by a Commercial General Liability policy alone, or by a combination of Commercial General Liability, Umbrella Liability or Excess Liability insurance provided that the Umbrella Liability or Excess Liability insurance is on terms at least as broad as the underlying Commercial General Liability policy. Such insurance must include coverage for bodily injury, property damage, advertising and personal injury, products/completed operations, contractual liability and cross-liability. Such insurance must include Seagate, its subsidiaries and affiliates, and their respective directors, officers, employees and agents as additional insureds. Such insurance must be primary to and noncontributory with any insurance otherwise maintained by or afforded to Seagate, its subsidiaries and affiliates, and their respective directors, officers, employees and agents.
          16.4. Automobile Liability Insurance. Supplier must maintain Automobile Liability insurance covering all owned, non-owned and hired vehicles used by Supplier in connection with this Agreement, with limits of not less than [****].
          16.5. Errors and Omissions (Professional Indemnity) Insurance. Supplier must maintain Errors and Omissions (Professional Indemnity) insurance with coverage limits of no less than [****] per occurrence or per claim and [****] in the annual aggregate. If such insurance is maintained on a claims-made basis, then Supplier must continue to maintain such insurance for three years after termination of this Agreement
          16.6. Proof of Insurance. Supplier must provide Seagate with proof of insurance satisfactory to Seagate at the time this Agreement is executed or within a reasonable time thereafter and within a reasonable time after coverage is renewed or replaced. Any acceptance of insurance certificates by Seagate, or Supplier’s failure to provide such certificates, will not limit or relieve Supplier of its duties and responsibilities with respect to maintaining insurance assumed by Supplier under this Agreement. Supplier’s certificate of insurance must note that the insurers issuing such coverage must endeavor to provide Seagate with 30 days’ prior written notice in the event of cancellation or non-renewal of coverage.
          16.7. Waiver of Subrogation. Except where prohibited by law and except with respect to the (Errors and Omissions) Professional Liability insurance required above, Supplier and its insurers waive all rights of recovery or subrogation against Seagate, its subsidiaries and affiliates, and their respective directors, officers, employees and agents, but only to the extent of liabilities falling within Supplier’s indemnity obligations under the terms of this Agreement.
     17. MISCELLANEOUS
          17.1. Relationship of the Parties. Supplier and Seagate are independent contractors.
          17.2. No Intellectual Property Rights Granted. Except as expressly provided, this Agreement does not grant either party any right to the other party’s patents, copyrights, trademarks, trade secrets, or other forms of intellectual property.
          17.3. Assignment. Unless permitted by this Section, neither party may assign this Agreement in whole or in part without the consent of the other party. A party will not unreasonably withhold its consent to a request for assignment. Subject to Seagate’s right to terminate below, either party may assign this Agreement, without the need for consent, pursuant to a sale of all or substantially all of its assets, a merger, corporate reorganization of corporate form, or change of control (a “Change of Control”). Supplier will give Seagate notice of an impending Change of Control as soon as feasible (subject to confidentiality and other requirements). If Supplier undergoes a Change of Control, Seagate will have the right to terminate this Agreement on written notice to Supplier, which notice shall be effective, at Seagate’s option, either immediately upon the closing of the transaction that results in the Change of Control, or on such later date as set forth in the notice. If, and to the extent, this Agreement continues for any period of time following the effective date of such Change of Control, Supplier agrees that it will (i) allow Seagate representatives reasonable access to Supplier’s manufacturing facilities to permit Seagate to monitor and protect its interests under the Agreement and (ii) ensure that Seagate’s intellectual property, Specifications, product roadmap and other Confidential Information will not be disclosed to any third party without Seagate’s prior written consent. No such termination by Seagate will be deemed a material breach of the Agreement by either party.
          17.4. Compliance with all Laws. Supplier, and all Product supplied and work performed under this Agreement, must comply with all applicable laws and regulations in effect, including those governing environment, health and safety, and labor and employment practices. Supplier must require that its sub-suppliers also comply with all applicable laws and regulations in effect. Upon request, Supplier will certify that it complies with all applicable laws and regulations. Seagate may audit Supplier to confirm Supplier’s compliance with this Section.
          17.5. Manufacturing Process Inspections. Seagate may inspect Supplier’s manufacturing locations, warehouses, and other facilities during normal business hours with reasonable notice to Supplier. Supplier will provide Seagate with its own inspection, quality and reliability data upon request.

          17.6. Export Controls. Each party will comply with all applicable export, re-export and foreign policy controls and restrictions imposed by the U.S. and the country in which they are located, including the U.S. Export Administration Regulations. Supplier may not export, re-export or allow to be disclosed, any technical data received from Seagate or the product of any technical data to any person or destination to the extent prohibited by law.
          17.7. English Language; Governing Law. English is the authoritative text of this Agreement, and all communications and proceedings must be conducted in English. If this Agreement is translated, then the English language version will control. The laws of the State of California, USA govern this Agreement, without regard to any conflicts of laws rules. The United Nations Convention on Contracts for International Sale of Goods does not apply to this Agreement.
          17.8. Continued Provision of Service.
               (a) Written Disaster Recovery Plan. Supplier must provide a written disaster recovery plan to Seagate within 30 days after execution of this Agreement. The disaster recovery plan must demonstrate Supplier’s ability to ensure continuity of supply of the Products in the quantity forecasted by Seagate and the quality required under this Agreement. Upon Seagate’s request, Supplier will evaluate and test its disaster recovery plan and certify to Seagate that the plan is fully operational.
               (b) Force Majeure. Neither party will be liable to the other if its performance is delayed by acts of nature beyond its control. If a force majeure condition prevents Supplier’s performance for more than 30 days, then Seagate may terminate this Agreement or cancel any unfilled orders without liability owed to Supplier.
          17.9. Severability; Survival. The terms of this Agreement are severable. If any term is unenforceable for any reason, then that term will be enforced to the fullest extent possible, and the Agreement will remaining in effect. All obligations that by their terms or nature survive termination of this Agreement will continue until fully performed.
          17.10. Written Amendments; Electronic Business Transactions. This Agreement may be changed only by written amendment signed by both parties. The parties may exchange electronic documents in lieu of printed purchase orders, order acknowledgments, or forecasts. Supplier will comply with Seagate’s designated system of exchanging electronic documents and will bear its own costs to participate in the system. Neither party will contest the validity or enforceability of electronically transmitted purchase orders or order acknowledgments on the grounds that they fail to comply with the Statute of Frauds or similar laws requiring that contracts be in writing (such as UCC Section 2-201 or any state-law equivalent). Neither party is prohibited from asserting that an electronic document is invalid for any reason that would also invalidate a written document.
          17.11. Entire Agreement; No Waiver; Notices. This Agreement and the documents referred to in it are the entire agreement of the parties with respect to this subject matter, superseding all prior or contemporaneous agreements. No failure or delay in exercising any right will be considered a waiver of that right. All notices and other communications must be delivered to the addresses designated on the first page of this Agreement.
          17.12. Headings. The headings of the sections of this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
          Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same instrument.

EXHIBIT A
PRODUCT AND PRICE LIST
a.	Volume. Komag will supply and Seagate will purchase, provided Product meets Seagate’s specifications, pricing and quality targets, up to the following total volume of nickel plated and polished substrates (“NPP”) Product during the term of this Agreement:

Q1 07	[****] pieces
Q2 07	[****] pieces
Q3 07 and for the remaining term of the Agreement [****] pieces per quarter.
b.	Volume Adjustments. Komag will make available to Seagate, up to a total of [****] pieces in Q1 07 and up to [****] pieces in Q2 07. [****].

c.	Pricing. The following Komag prices are considered [****] commitments and are based on Seagate fiscal calendar consumption. All prices are [****], as defined in International Chamber of Commerce Incoterms 2000, and both parties mutually agreed freight forwarder subcontractors.
i.	The price for [****] is [****].

ii.	The price for [****] is [****].

iii.	The price for [****] will be based on the following:
1.	For [****] pieces a quarter: the price will be [****].

2.	For [****] pieces a quarter: the price will be [****]; and

3.	For [****] pieces or more a quarter: [****].
iv.	The price for [****] will be based on the following:
1.	[****].

2.	[****].

3.	Pricing based on [****] price schedule.
d.	[****] Flexibility. The parties agree on the following [****] flexibility:
i.	[****].

ii.	[****].

iii.	[****].

iv.	[****].

v.	Komag will make reasonable effort to meet [****] supply requests and at a minimum provide the following [****] production for Seagate products:
1.	From 1/1/07 to 7/1/07: [****].

2.	From 7/1/07 to 12/31/07: [****].

3.	From 1/1/08 to the end of the agreement: [****].
vi.	Komag will make reasonable effort to respond with shipments to meet all Seagate product schedules and purchase order changes. Komag lead time for shipment to meet Seagate schedules and purchase order changes will not exceed [****] upon Aluminum Blank supply availability.

EXHIBIT B
CUSTOMS CLEARANCE DOCUMENTATION
International Trade Compliance. The goods licensed or sold under this Agreement, and the transaction contemplated by this Agreement, which may include technology and software, are subject to the customs and export control laws and regulations of the United States (“U.S.”) and may also be subject to the customs and export laws and regulations of the country in which the products are manufactured or received. Further, under U.S. law, the goods shipped under this Agreement may not be sold, leased or otherwise transferred to restricted countries, or used by a restricted end-user or an end-user engaged in activities related to weapons of mass destruction including, without limitation, activities related to designing, developing, producing or using nuclear weapons, materials, or facilities, missiles or supporting missile projects, or chemical or biological weapons. Supplier acknowledges that it is Supplier’s responsibility to comply with and abide by those laws and regulations, and that any customer or vendor that Supplier requests that Seagate route Product to directly has also been made aware of the associated export controls.
For Product that must be cleared through customs, Supplier must provide customs documentation (sometimes referred to as a “proforma invoice” or “customs invoice”) for the purpose of facilitating customs clearance. The customs documentation must be in English and must include the following information:
1. SHIPPING INFORMATION
▪	Date of shipment;

▪	Invoice number and shipment number;

▪	Seagate purchase order number;

▪	Shipper name and address;

▪	Ship to party (name and address) and bill to party (name and address);

▪	Supplier Custom Broker (name);

▪	Wood packaging material adherence with ISPM15 ( International Standard for Phytosanitary Measures No. 15) (i.e., must be either heat treated or fumigated with methyl bromide and marked with an approved international mark certifying treatment);

▪	Name, contact information and signature of responsible individual — must be a responsible employee of the exporter who has knowledge or who can readily obtain knowledge of the transaction;

▪	Incoterm and named place; and

▪	Shipment gross weight.
2. PRODUCT INFORMATION
▪	Description of Product, grade or quality, as well as marks, numbers, and symbols under which the Product is sold, if applicable — for product description, use generic terms by which each item is commonly known.

▪	Product quantities, including quantity of Product per each individual package/box, the number of packages/boxes, the number per pallet, the number of pallets, and the corresponding weights – the information must be sufficiently detailed to enable identification and matching of Product in the shipment against line items on the shipping invoice;

▪	Seagate part numbers

▪	Seagate Descriptions as indicated in P.O.

▪	Quantities

▪	Unit of Measurement

▪	Country of origin (place of manufacture) by part and quantity

▪	FCC ID number, if any

▪	FDA accession number, if any; if the invoice contains multiple pages, each page must be number, preferably in the following format: X of Y pages

▪	Product net metric weight

▪	Manufacturer’s Identification code/MID number (for textile products shipped to the U.S.)

▪	Third Party product appraisal report on used equipment (if applicable)

▪	Product classification information including:
o	Harmonized Tariff Schedule number

o	Export Control Classification Number (ECCN)
▪	U.S. Commodity Classification Automated Tracking System number (CCATS number, if applicable)

▪	U.S. export license number and expiration date (if applicable)

▪	U.S. License Exception designator (if applicable)
3. PRICING INFORMATION
▪	Unit purchase price and type of currency (if the merchandise is not purchased, the value or usual price in the country or exportation);

▪	All charges upon the Product, itemized by name and amount, including freight, insurance, commission, cases, containers, coverings and cost of packing, repair and calibration;

▪	Total purchase price and terms of payment – customs regulations require every shipping invoice accurately reflect the price to be paid by Seagate. The shipping invoices are used to declare the value of the imported Product for customs entry. Software purchases must indicate the full purchase price of the software regardless of delivery method, e.g. CD-ROM, download. Accordingly, 100% accuracy is required. Post-shipment price increases can render declarations inaccurate; therefore, price increases may not be applied to Product already shipped or in JIT or VMI inventories;

▪	All “free of charge” items must have a commercial value listed for Customs purposes.
Any goods or services furnished to Supplier for the production of the Product not included in the invoice price (e.g. assists such as dies, molds, tools, engineering work) — however, goods or services furnished in the destination country are excluded.
4. GLOBAL SUPPLY CHAIN SECURITY PROGRAMS
In addition to the customs documentation listed above, Supplier will provide Seagate with verification that they have reviewed their supply chain processes and have the appropriate security measures in place to guard against cargo theft and cargo terrorism. Supplier will conduct a self-audit of its transit lanes and of the carriers that are bringing the Products into the USA.
If Supplier is eligible to participate in the US Customs-Trade Partnership Against Terrorism (“C-TPAT”) program, Seagate may require that supplier apply for participation and Supplier will provide Seagate with written updates regarding the status of Supplier’s C-TPAT application every 90 days. Upon acceptance,

Supplier will provide Seagate with a copy of its Memorandum of Understanding with U.S. Customs and Border Protection and a copy of its C-TPAT compliance certificate.
Seagate may require Supplier to apply for and participate in similar programs in other jurisdictions as they are implemented and as Supplier becomes eligible, such as the New Computerized Transit System (“NCTS”) proposed for the European Union.

EXHIBIT C
PRODUCT DESCRIPTION AND SPECIFICATIONS INCORPORATED BY REFERENCE

Form				Document
Factor	Platform	Product	Document Title/Description/Part No.	Number	Rev
[****]	[****]	[****]	[****]	[****]	[****]

EXHIBIT D
QUALITY STANDARDS
Commitment to Seagate’s Quality Requirement
1. Yield Benchmark. [****].
2. Product Stewardship Requirements. Seagate’s current Product Stewardship Requirements are referenced in Exhibit C. Seagate will update the Product Stewardship Requirements from time to time and will make the updated versions available to Suppler. Updated versions of the Product Stewardship Requirement will automatically be incorporated into, and become a part of, this Agreement without any further action by the parties. Supplier must immediately notify Seagate if any of its Products include chemicals or compounds in amounts that exceed the threshold amounts listed in the Product Stewardship Requirements. Each shipment of Products to Seagate will constitute a certification by Supplier that the Products shipped meet the Product Stewardship Requirements. Upon Seagate’s request, Supplier will provide sufficient documentation to Seagate to show that the Products conform to the Product Stewardship Requirements. Supplier will maintain processes and policies designed to protect the environment and employee health and safety at any facility where services related to this Agreement are performed.
3. ISO 9000 Certification. Supplier must have a total quality system in place that meets ISO 9000 certification requirements.
4. Corrective Action. Whenever a Product does not perform as warranted, Seagate may request that Supplier implement a containment plan within [****] after the failure. Supplier must provide Seagate with a detailed failure analysis identifying root cause within five days after the failure. Supplier will work with Seagate to determine the effect of the failures on Seagate’s products and customers; and Supplier will implement a corrective action plan that is acceptable to Seagate to eliminate the effect of the failures on Seagate’s products and customers. Supplier will maintain the effectiveness of all corrective actions implemented as well as apply these corrective actions to other Products when and where applicable.
5. Epidemic Failure; Product Recall. In addition to the warranty in Section 7 of the Agreement, Supplier will be obligated to remedy any Epidemic Failure of Products. An Epidemic Failure will be defined as the occurrence of multiple failures of the same Products for the same cause, to the extent that the failure rate of the Products exceeds Seagate’s allowable DPPM described in the Specifications If there is an Epidemic Failure, then Seagate may require Supplier to accept return of all affected Products and Seagate may elect to recall and return to Supplier any affected Products that have been incorporated into Seagate’s products and distributed to Seagate’s customers or end users. If Seagate recalls affected Products from Seagate’s customers or end users, [****] will BEAR THE COST OF recalling and returning the Products. Seagate to provide documentation detailing costs.
6. Failure Rate. With respect to each Product, Supplier shall comply with the failure rate limit(s) set forth below. Supplier will report to Seagate the failure rates for each Product on a monthly basis. If the actual failure rate for any Product exceeds the goal, then Supplier will designate a team that will determine the root cause of the failure and will report to Seagate at weekly meetings until the actual failure rate for the Product is below the goal.

Early Failure Rate Defective Parts Per Million (“DPPM”). The early failure rate DPPM, which represents the line fallout in Seagate’s printed circuit board assembly, substrate, media and drive build factories, shall be less than [****] DPPM. Supplier will demonstrate the early failure rate DPPM by performing appropriate accelerated life testing on a statistically significant number of parts, which are representative of the fabrication and package assembly processes. If the Supplier’s process is not in control, then a [****] test screen under appropriate environmental stress conditions may be required to achieve the desired reliability level.
Defective Parts Per Million (“DPPM”). During the volume production phase, the DPPM shall be no greater than [****] DPPM.
Even if a Product passes Seagate’s initial drive qualification testing and meets the Specifications during the Product qualification procedure, the Product will be deemed to have failed Seagate’s Quality Standards if any Seagate disc drive incorporating the Products fails to achieve its specifications and the failure is proven to be attributable to the incorporated Products. When material does not meet Seagate’s Quality Standards, Supplier is expected to make commercially reasonable efforts to assist Seagate in satisfying Seagate’s overall quality objectives and in re-qualifying the Product for use by Seagate. Commercially reasonable efforts include, but are not limited to, repair, replacement with new Product, or return of Product with full credit in accordance with terms of this Supply Agreement.
7. Quality Standard. To meet Seagate’s Quality Standards, Supplier agrees:
(a) To produce Product in accordance with all applicable Seagate Specifications and all documents referenced in Specifications, including but not limited to Exhibit C, Receiving Inspection and Testing Procedure, Discrepant Material Procedure, and General Inspection Plan (GIP) Procedures;
(b) To provide, at Seagate’s request, actual performance metrics;
(c) To comply with DPPM levels as established by Seagate;
(d) To conduct ongoing reliability testing of Products as defined by Seagate’s Quality Engineering department; and
(e) To meet Seagate’s Quarterly Business Review Scorecard Acceptance Level as defined by Seagate’s Materials department and Supplier Quality Engineering department.
Seagate may change its Quality Standards with [****] prior written notice to Supplier. Supplier will use commercially reasonable efforts to comply with the Quality Standards change requests and provide Seagate with a plan to implement the Quality Standards changes, or an alternate proposal subject to Seagate’s written approval, within [****].

EXHIBIT E
BUSINESS CONTINUITY AND
EMERGENCY RESPONSE PLAN; DISASTER RECOVERY PLAN
A. GENERAL
     1. Supplier recognizes that these terms and conditions apply to each of Supplier’s facilities, buildings, or operations that will be used to supply Products under this Agreement, including those warehouses that will be used to store property used in connection with the supply of Products.
     2. Supplier will maintain site-specific Emergency Response Plans and Disaster Recovery Plans, which will be made available to Seagate upon request.
     3. Supplier shall disclose to Seagate upon request, fire protection designs and capabilities for each warehouse building or operation that will store or distribute property used in connection with supply of the Products.
B. COMPLIANCE WITH LAW
     1. Supplier must have a written and implemented plan that ensures compliance with local environmental, health, safety and fire protection laws. The plan must contain a description of potential hazards and corresponding control plans, and details of how Supplier will ensure compliance with laws and regulations and with the terms of the Agreement and this exhibit.
     2. Supplier must implement and maintain appropriate risk control and response measures for foreseeable emergencies, including fire, natural disasters at the operations or warehouse sites or during shipment.
     3. Seagate reserves the right, but not the obligation, to require Supplier, to undertake periodic inspections in order to verify compliance with this standard and any other requirements of the contract with Seagate. Seagate reserves the right to inspect buildings and operations upon reasonable notice.
C. PROHIBITIONS FOR ALL FACILITIES USED TO STORE SEAGATE WIP AND FINISHED GOODS
     The following business risk conditions are prohibited at or near warehouses used to store Seagate materials, such as finished product, components, or manufacturing equipment:
     1. Storage of flammable liquids in any quantities greater than those required for maintenance and operation of Supplier’s facilities.
     2. Storage of flammable or oxidizing gases or aerosols in any quantities greater than those required for maintenance and operation of Supplier’s facilities.
     3. Storage of toxic or corrosive liquids or gases in any quantities greater than those required for maintenance and operation of Supplier’s facilities.

D. REPORTING OF DISRUPTION OF PRODUCT SUPPLY
          Supplier will report to Seagate within one business day the discovery of any incident that could result in the disruption of the supply of Product to Seagate.
E. DISASTER RECOVERY PLAN
          Supplier will implement the following disaster recovery plan to ensure the continuity of Product supply in the event of a major interruption to its facilities’ ability to maintain production. These requirements include the recovery of documentation, manufacturing systems, materials, key personnel, and plan and equipment.
          1. General
          The objective of these requirements is to enable reinstitution of supply of Product within a time period agreed upon by Seagate and Supplier.
          2. Requirements
     (a) Supplier will maintain backup copies of all documentation needed to ensure supply of the Product, including but not limited to: drawings, files, process aids, tooling drawings, process control data, materials receiving inspection data, floor layouts, process flowcharts, bills of material, and training plans.
     (b) Supplier will plan for restoration or replacement of manufacturing IT systems and hardware.
     (c) Supplier will back up materials relating to supplier records, and will negotiate supplier agreements to ensure replacement of critical parts.
     (d) Supplier will cross-train key personnel for purposes of replacement due to a loss of any key individuals. Supplier will maintain adequate job description and training materials to allow for hiring of replacements.
     (e) Supplier will identify a contingency plan for moving production to an alternate facility if interruption of Product supply is estimated to exceed 10 days.